EXHIBIT 99



     Oct. 1, 1996--Comverse Technology, Inc. (NASDAQ:CMVT) announced the private placement, to certain institutional buyers, of $100 million principal amount of its 5.75% Convertible Subordinated
Debentures due 2006.

     The debentures are convertible, at the option of the holder, into shares of common stock at a conversion price of $45.75.

     The company intends to use the proceeds of this offering for general corporate purposes, including possible investments in, or acquisitions of, other companies, businesses, technologies or product lines.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the debentures. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933. The securities offered will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     Comverse, located in Woodbury, designs, develops, manufactures and markets computer and telecommunications systems for communications and information processing applications, including telephone-accessed, multimedia messaging and information services systems marketed under the name TRILOGUE(R), multiple channel, multimedia digital monitoring systems marketed under the name AUDIODISK(TM), and multiple channel, multimedia digital recording systems marketed under the name ULTRA(TM).